EXHIBIT 99.1

Contacts:	Dolph Baker, President and CEO
Timothy A. Dawson, Vice President and CFO
(601) 948-6813

CAL-MAINE FOODS, INC. REPORTS FOURTH QUARTER AND FISCAL 2011 RESULTS

JACKSON, Miss. (July 25, 2011) – Cal-Maine Foods, Inc. (NASDAQ:CALM) today announced financial results for the fourth quarter and fiscal year ended May 28, 2011.

For the fourth quarter of fiscal 2011, net sales were $242.4 million compared with net sales of $222.1 million for the fourth quarter a year ago.  The Company reported net earnings of $7.3 million, or $0.30 per basic share, for the fourth quarter of fiscal 2011 compared with net earnings of $21.0 million, or $0.88 per basic share, for the same period last year.

For the fiscal year 2011, net sales were $942.0 million compared with net sales of $910.1 million for fiscal 2010.  The Company reported net income of $60.8 million, or $2.55 per basic share, for fiscal 2011 compared with net income of $67.8 million, or $2.85 per basic share, in fiscal 2010.

Commenting on the results, Dolph Baker, president and chief executive officer of Cal-Maine Foods, Inc., stated, “Our results for the fourth quarter of fiscal 2011 reflect a more challenging environment compared with the previous year period.  The higher retail demand associated with a late Easter holiday and a slightly smaller national flock helped boost egg prices by an average of five cents per dozen for the quarter.  However, feed costs have continued to escalate and were up 12 cents per dozen compared with the same period a year ago, which affected our profitability for the fourth quarter.

“For fiscal 2011, we were pleased with our overall higher sales compared with fiscal 2010,” Baker added.  “Specialty egg sales, which carry a higher selling price, have continued to grow and accounted for approximately 24 percent of shell egg revenue and 16 percent of total dozens sold for the year.  We are encouraged with the strong retail demand trends; however, we anticipate feed costs will remain very high and volatile.

“Our operations have continued to run well and we believe our recent management changes will enhance our ability to execute our growth strategy with the goal of further improving our operating performance in fiscal 2012,” Baker concluded.

For the fourth quarter of fiscal 2011, Cal-Maine Food, Inc. will pay a cash dividend of approximately $0.102 per share to holders of its common and Class A common stock.  The amount paid could vary slightly based on the amount of outstanding shares on the record date.  The dividend is payable on August 22, 2011, to shareholders of record on August 6, 2011.

CALM Reports Fourth Quarter and Fiscal 2011 Results

July 25, 2011

Selected operating statistics for the fourth quarter of fiscal 2011 compared with the prior-year period are shown below:

	13 Weeks Ended		52 Weeks Ended
	May 28, 2011	May 29, 2010	May 28, 2011	May 29, 2010
Dozen Eggs Sold (000)	206,163	195,180	821,420	805,399
Dozen Eggs Produced (000)	157,621	157,207	634,009	640,174
Dozens Eggs Purchased (000)*	48,542	37,973	187,411	165,225

% Specialty Sales (dozen)	16.5%	15.4%	16.1%	14.4%

Net Average Selling Price (dozen)	$1.124	$1.086	$1.098	$1.079
Feed Cost (dozen)	$0.447	$0.327	$0.394	$0.349

% Specialty Sales (dollars)	24.5%	22.6%	24.0%	21.4%
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* Net of processing loss and inventory adjustments

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs, including conventional, cage-free, organic and nutritionally-enhanced eggs.  The Company, which is headquartered in Jackson, Mississippi, is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in approximately 29 states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  The forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding our company and our industry.  These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and may be beyond our control.  The factors that could cause actual results to differ materially from those projected in the forward-looking statements include, among others, (i) the risk factors set forth in the Company’s SEC filings (including its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K), (ii) the risks and hazards inherent in the shell egg business (including disease, pests and weather conditions), (iii) changes in the market prices of shell eggs and feed costs, and (iv) changes that could result from our future acquisition of new flocks or businesses.  SEC filings may be obtained from the SEC or the Company’s website, www.calmainefoods.com.  Readers are cautioned not to place undue reliance on forward-looking statements because, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate.  Further, the forward-looking statements included herein are only made as of the respective dates thereof, or if no date is stated, as of the date hereof.  Except as otherwise required by law, we disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

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CALM Reports Fourth Quarter and Fiscal 2011 Results

July 25, 2011

CAL-MAINE FOODS, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS

SUMMARY STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	13 Weeks Ended		52 Weeks Ended
	May 28, 2011	May 29, 2010	May 28, 2011	May 29, 2010
Net sales	$242,381	$222,088	$941,981	$910,143
Gross profit	41,400	54,676	184,931	194,644
Operating income	13,698	32,533	83,483	102,604
Income before income taxes	11,654	32,353	91,671	103,493

Net income	$7,271	$21,027	60,839	$67,823

Net income per share:
Basic	$0.30	$0.88	$2.55	$2.85
Diluted	$0.30	$0.88	$2.54	$2.84
Weighted average shares outstanding
Basic	23,865	23,833	23,855	23,812
Diluted	23,946	23,882	23,942	23,877

SUMMARY BALANCE SHEETS

	May 28, 2011	May 29, 2010
ASSETS
Cash and short-term investments	$176,429	$199,055
Receivables	62,790	43,587
Inventories	110,021	93,968
Prepaid expenses and other current assets	5,801	1,550
Current assets	355,041	383,160

Property, plant and equipment (net)	224,887	234,111
Other assets	60,915	59,013
Total assets	$640,843	$631,284

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$71,969	$68,020
Current maturities of long-term debt	11,743	29,974
Deferred income taxes	23,770	19,980
Current liabilities	107,482	117,974

Long-term debt, less current maturities	76,418	104,699
Deferred income taxes and other liabilities	38,066	31,655
Stockholders' equity	418,877	376,956
Total liabilities and stockholders' equity	$640,843	$631,284

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